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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                  OF THE BYLAWS
                                       OF
                              NEOTHERAPEUTICS, INC.
                             A DELAWARE CORPORATION

        I, Samuel Gulko, hereby certify that:

        1. I am the duly elected and acting Secretary of NeoTherapeutics, Inc., a Delaware corporation; and

        2. Section 2 and Section 3 of the Bylaws of this corporation were amended by a resolution duly adopted by the Board of Directors of this corporation on April 21, 1998, to read in their entirety as follows:

        SECTION 2. NUMBER AND ELECTION OF DIRECTORS. Subject to any limitations in the Certificate of Incorporation, the authorized number of directors of the Corporation shall be fixed from time to time by the Board of Directors pursuant to a resolution duly adopted by a majority of the entire Board of Directors, but no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Until changed in the foregoing manner, the number of directors shall be nine (9). Directors shall be elected at each annual meeting of the stockholders to replace directors whose terms then expire, and, subject to the provisions of Section 3 of this Article III, each director elected shall hold office for a term of two (2) years or until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Any director may resign at any time effective upon giving written notice to the Board of Directors, unless the notice specifies a later time for such resignation to become effective. If the resignation of a director is effective at a future time, the Board of Directors may elect a successor prior to such effective time to take office when such resignation becomes effective. Directors need not be stockholders.

        SECTION 3. CLASSIFIED BOARD OF DIRECTORS. The Board of Directors shall be divided into two (2) classes, as nearly equal in number as possible, designated Class I and Class II. The number of directors constituting each Class shall be fixed from time to time by a resolution duly adopted by a majority of the entire Board of Directors. Class I directors shall hold office for an initial term expiring at the 1998 annual meeting of stockholders. Class II directors shall hold office for a full term expiring at the 1999 annual meeting of stockholders. At each annual meeting of stockholders held thereafter, directors shall be elected for a full term of office to succeed the directors of the Class whose terms then expire.

        IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of said corporation as of the 19th day of March, 1999.


                                                         /s/ Samuel Gulko
                                                   -----------------------------
                                                   Samuel Gulko, Secretary